Exhibit 10

FIRST AMENDMENT TO TRANSACTION AGREEMENT

This FIRST AMENDMENT (this “Amendment”), entered into as of April 20, 2006, is made by the parties hereto to that certain Transaction Agreement, dated as of November 18, 2005 (the “Transaction Agreement”), by and between General Electric Company, a New York corporation (“GE”) and Swiss Reinsurance Company (“Acquiror”), a corporation organized and existing under the laws of Switzerland.

W I T N E S S E T H:

WHEREAS, the parties hereto, constituting each of the parties to the Transaction Agreement, desire to amend the Transaction Agreement in the manner set forth herein, as permitted by Section 11.10 of the Transaction Agreement.

 NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending legally to be bound, agree as follows:

1.  Amendment to Section 2.1(b)(i) of the Transaction Agreement. Section 2.1(b)(i) of the Transaction Agreement is hereby amended by deleting from clause (x) thereof the words “an election by Acquiror or GE to increase or decrease the Stock Percentage pursuant to Section 3.2(b)” and inserting in their place the words “an Election by Acquiror to increase the Stock Amount pursuant to Section 3.2(c).”

2.  Amendment to Section 3.2 of the Transaction Agreement.  Section 3.2 of the Transaction Agreement is hereby amended by deleting such Section 3.2 in its entirety and inserting in lieu thereof the following new Section 3.2:

“3.2  Payment of Purchase Price

(a)  The Purchase Price for purposes of the Initial Closing and the Final Closing shall be the Purchase Price as calculated in the Estimated Adjustment Statement.

(b)  Subject to Section 3.2(c), a portion of the Purchase Price (the “Stock Amount”) shall be paid by delivery of New Acquiror Shares in a total aggregate amount of $2.4 billion. $500 million of the Purchase Price not constituting the Stock Amount shall be paid by delivery of the Acquiror Convertible Instruments. The balance of the Purchase Price shall be paid in cash, subject to Section 3.2(d).

(c)  Notwithstanding Section 3.2(b), if there is a severe catastrophic event that causes the Acquiror to withdraw or materially reduce its contemplated offering of Shareholder New Acquiror Shares, Acquiror may in its sole discretion elect to increase the Stock Amount transferable to the relevant Equity Sellers (the “Election”) so that the total Stock Amount does not exceed 45% of the Purchase Price; provided that

(1)

(i)  in the event there is an offering of Shareholder New Acquiror Shares as part of the Acquiror Financing, Acquiror may make the Election upon written notice to GE no later than the same day that the offer price of such Shareholder New Acquiror Shares is determined; or

(ii)  in the event the contemplated offering of Shareholder New Acquiror Shares is withdrawn for the reasons described in the first sentence of this Section 3.2(c), Acquiror may make the Election upon written notice to GE no later than the date the contemplated offering is withdrawn.

(d)  An amount of the cash portion of the Purchase Price equal to the lesser of (A) $750 million or (B) the difference between (x) the aggregate amount of the proceeds of the redemption of the Class C Stock minus (y) the principal aggregate amount of Notes actually delivered by Acquiror pursuant to Section 7.18(b), shall be payable, at Acquiror’s option, in Notes.

(e)  Notwithstanding Sections 3.2(b) and (c), in the event the Purchase Price as adjusted by the most recent Estimated Adjustment Statement exceeds the Base Purchase Price and as a result thereof the number of New Acquiror Shares to be issued to the Equity Sellers increases, GE and Acquiror shall agree on an Adjusted Allocation Schedule setting out the relevant Equity Seller, the Purchased Equity to be contributed in kind and the revised value of such Purchased Equity.

(f)  Notwithstanding Sections 3.2(b) and (c), the number of New Acquiror Shares to be issued to the Equity Sellers shall not exceed the maximum number of shares which can be issued from the authorized capital created for this purpose. Any written notice provided pursuant to Sections 3.2(b) and (c) shall include the number of New Acquiror Shares to be issued to the Equity Sellers and identify the Purchased Equity to be used as a contribution in kind and the value allocated to it pursuant to the Adjusted Allocation Schedule.

(g)  At the Initial Closing, the Equity Buyers and the Asset Buyers, as the case may be shall deliver to each of the Equity Sellers and the Asset Sellers, as the case may be, a portion of the cash component of the Purchase Price consistent with the amounts set forth in the Adjusted Allocation Schedule.

(h)  At the Final Closing, Acquiror shall:

(i)   deliver or cause to be delivered by the relevant Equity Buyer to the relevant Equity Seller a portion of the cash component of the Purchase Price and the Acquiror Convertible Instruments, having an aggregate value equal to the amount set forth in the Adjusted Allocation Schedule; and

(ii)  deliver or cause to be delivered by the relevant Equity Buyer to the relevant Equity Seller a number of New Acquiror Shares having an aggregate value equal to, and allocated in a manner consistent with, the amounts set forth in the Adjusted Allocation Schedule (as modified pursuant to Section 3.2(e)). The number of New Acquiror Shares to be delivered at the Final Closing, subject to adjustment as a result of a reduction of the number of New Acquiror Shares to be issued pursuant to Section 3.3,

(2)

shall equal (x) the Stock Amount, divided by (y) the Stock Price, and shall be rounded up to the next whole share.”

3.  Amendment to Section 3.3(d) of the Transaction Agreement.  Section 3.3(d) of the Transaction Agreement is hereby amended by deleting such Section 3.3(d) in its entirety and inserting in lieu thereof the following new Section 3.3(d):“In the event that Acquiror increases the Stock Amount pursuant to Section 3.2(c) the above provisions shall apply mutatis mutandis.”

4.  Amendment to Section 4.4(a)(i)(A) of the Transaction Agreement. Section 4.4(a)(i)(A) of the Transaction Agreement is hereby amended by deleting the reference to “Section 3.2(c)” therein and inserting in its place a reference to “Section 3.2(g)”.

5.  Amendment to Section 4.4(b)(i) of the Transaction Agreement. Section 4.4(b)(i) of the Transaction Agreement is hereby amended by deleting the reference to “Section 3.2(d)” therein and inserting in its place a reference to “Section 3.2(h)”.

6.  Definitions. All initially capitalized terms used herein and not otherwise defined in this Amendment shall have the meanings set forth in the Transaction Agreement.

7.  Headings. The headings of the sections of this Amendment are inserted as a matter of convenience and for reference purposes only and in no respect define, limit or describe the scope of this Amendment or the intent of any section.

8.  No Other Amendments. Except as expressly amended or modified hereby, the terms and conditions of the Transaction Agreement shall continue in full force and effect. Each reference to “hereof’, “hereunder”, “herein” and “hereby” and each similar reference contained in the Transaction Agreement shall refer to the Transaction Agreement as amended hereby.

9.  Incorporation of General Provisions. This Amendment shall be subject to the general provisions contained in Article XI of the Transaction Agreement, which are hereby incorporated by reference herein, mutatis mutandis.

10.  Authorization. Each party hereto represents and warrants to the other parties hereto that such party has the proper authorization from its board of directors or comparable governing body to enter into this amendment to the Transaction Agreement.

11.  Counterparts. This Amendment may be executed in one or more counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile shall be as effective as delivery of a manually executed counterpart of the Amendment.

(3)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, on the date first written above.

SWISS REINSURANCE COMPANY

By:	/s/ Jacques Aigrain
Name: Jacques Aigrain
Title: Chief Executive Officer

By:	/s/ Ann Godbehere
Name: Ann Godbehere
Title: Chief Financial Officer

GENERAL ELECTRIC COMPANY

By:	/s/ Duncan M. O’Brien, Jr.
Name: Duncan M. O’Brien, Jr.
Title: VP - GE Insurance Solutions Corp.

(4)

SECOND AMENDMENT TO TRANSACTION AGREEMENT

This SECOND AMENDMENT (this “Amendment”), entered into as of April 20, 2006, is made by the parties hereto to that certain Transaction Agreement, dated as of November 18, 2005 (the “Transaction Agreement”), by and between General Electric Company, a New York corporation (“GE”) and Swiss Reinsurance Company (“Acquiror”), a corporation organized and existing under the laws of Switzerland.

W I T N E S S E T H:

WHEREAS, the parties hereto, constituting each of the parties to the Transaction Agreement, desire to amend the Transaction Agreement in the manner set forth herein, as permitted by Section 11.10 of the Transaction Agreement.

 NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending legally to be bound, agree as follows:

12.  Amendment to Section 7.18(b) of the Transaction Agreement. Section 7.18(b) of the Transaction Agreement is hereby amended to add the following language after the last sentence thereof:

“In the event Acquiror delivers Notes to GE (including pursuant to Section 3.2(d)), in order to facilitate the resale by GE of the Notes, it agrees that such Notes will be issued under Acquiror’s EMTN programme (the “Programme”) and will be eligible for resale under Rule 144A of the Securities Act of 1933, and that, in the event GE elects to resell any of the Notes in the United States (a “144A Sale”), (i) until the later of the end of the Initial Sale Period and the occurrence of an Update Event (as defined below), (A) an initial purchaser retained by GE to effect the resale (the “Investment Bank”) will be entitled to conduct due diligence consistent with the due diligence conducted by the Dealers under the Programme at the time of the last annual renewal of the Programme, including having an opportunity to ask questions of management, to obtain a 10b-5 disclosure letter from Acquiror’s U.S. securities counsel and to obtain a SAS 76 comfort letter from Acquiror’s independent public accounting firm (collectively, “10b-5 Comfort”), and (B) GE shall be entitled to receive and distribute in connection with the 144A Sale copies of the then existing Offering Memorandum for the Programme (the “Offering Memorandum”), together with a pricing supplement containing the information (if any) that Acquiror would then otherwise include in pricing supplement for a direct issuance by it of Notes under the Programme (a “Supplement”) and (ii) thereafter, GE shall be entitled to receive and distribute in connection with the 144A Sale copies of the Offering Memorandum and Supplement, but neither it nor the Investment Bank shall be entitled to 10b-5 Comfort. Notwithstanding the foregoing, in the event the Acquiror is subject to restrictions under applicable law, rules or regulations from selling securities for its own account or if it voluntarily ceases to sell securities by reason of the occurrence of a material event or development the occurrence or impact of which has not been publicly disclosed (collectively a

(1)

“Blackout”), its obligations under the foregoing sentence shall be suspended during the period of the Blackout; provided that any such determination as to the existence of a Blackout will be undertaken in good faith and such period will, in the case of a voluntary Blackout be as short as possible under the circumstances. For purposes of this Section 7.18, an Update Event shall mean the occurrence of an event or development (excluding the closing of the Acquisition, but including, without limitation, the release of interim financial statements and other material events or developments) that would necessitate an amendment, supplement or other modification to the Offering Memorandum to conform to disclosure standards for Rule 144A offerings generally. For purposes of this Section 7.18, the Initial Sale Period shall mean the period of 30 days from the Final Closing Date, provided that if there is a Blackout such period shall be extended by fifteen days.”

13.  Amendment to Exhibit M to Transaction Agreement. Exhibit M to the Transaction Agreement is hereby amended by deleting therefrom the following language: “Initial Lock-up: Galaxy shall hold Notes for at least 60 days from Settlement Date.” The parties agree that this deletion shall apply to each of the form of Notes due 2007, 2008 and 2009.

14.  Definitions. All initially capitalized terms used herein and not otherwise defined in this Amendment shall have the meanings set forth in the Transaction Agreement.

15.  Headings. The headings of the sections of this Amendment are inserted as a matter of convenience and for reference purposes only and in no respect define, limit or describe the scope of this Amendment or the intent of any section.

16.  No Other Amendments. Except as expressly amended or modified hereby, the terms and conditions of the Transaction Agreement shall continue in full force and effect. Each reference to “hereof’, “hereunder”, “herein” and “hereby” and each similar reference contained in the Transaction Agreement shall refer to the Transaction Agreement as amended hereby.

17.  Incorporation of General Provisions. This Amendment shall be subject to the general provisions contained in Article XI of the Transaction Agreement, which are hereby incorporated by reference herein, mutatis mutandis.

18.  Authorization. Each party hereto represents and warrants to the other parties hereto that such party has the proper authorization from its board of directors or comparable governing body to enter into this amendment to the Transaction Agreement.

19.  Counterparts. This Amendment may be executed in one or more counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile shall be as effective as delivery of a manually executed counterpart of the Amendment.

(2)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, on the date first written above.

SWISS REINSURANCE COMPANY

By:	/s/ Jacques Aigrain
Name: Jacques Aigrain
Title: Chief Executive Officer

By:	/s/ Ann Godbehere
Name: Ann Godbehere
Title: Chief Financial Officer

GENERAL ELECTRIC COMPANY

By:	/s/ Duncan M. O’Brien, Jr.
Name: Duncan M. O’Brien, Jr.
Title: VP - GE Insurance Solutions Corp.

(3)